Free Writing Prospectus

Dated April 13, 2021

Filed Pursuant to Rule 433(d)

Registration No. 333-228379

Registration No. 333-228379-10

$1.555BLN CarMax Auto Owner Trust (CARMX) 2021-2

JT-Leads: BofA (struc), Mizuho, TD, Wells Fargo

Co-Mgrs: CIBC, MUFG, Scotia, SMBC

CLS	Size ($mm)	WAL	S&P/F	PWIN	E.FINAL	L.FINAL	BNCH	SPD	YLD	CPN	$PRICE
A-1	343.000	0.30	A-1+/F1+	1-7	11/21	4/15/22	ILIB	-5		0.14090	100.00000
A-2a	463.060	1.14	AAA/AAA	7-22	2/23	6/17/24	EDSF	+7	0.276	0.27	99.99334
A-2b	50.000	1.14	AAA/AAA	7-22	2/23	6/17/24	1ML	+7			100.00000
A-3	468.060	2.58	AAA/AAA	22-42	10/24	2/17/26	ISWP	+14	0.529	0.52	99.97845
A-4	126.430	3.77	AAA/AAA	42-47	3/25	12/15/26	ISWP	+15	0.813	0.81	99.99397
B	43.650	3.90	AA/AA	47-47	3/25	12/15/26	ISWP	+34	1.035	1.03	99.98940
C	38.980	3.90	A/A	47-47	3/25	2/16/27	ISWP	+65	1.345	1.34	99.99528
D	21.820	3.90	BBB/BBB	47-47	3/25	10/15/27	ISWP	+87	1.565	1.55	99.96250

BILL & DELIVER	: BofA	BBG TICKER	: CARMX 2021-2
EXPECTED RATINGS	: S&P/Fitch	REGISTRATION	: SEC Registered
EXPECTED SETTLE	: 4/21/21	FIRST PAY DATE	: 5/17/21
EXPECTED PRICING	: PRICED 4/13/21	PXG SPEED	: 1.3% ABS to 10% CALL
ERISA ELIGIBLE	: Yes	DENOMS	: $5k x $1k
CUSIPS	A-1 14314QAA2	INTEX	: bascarmx2021-2_upsize VUYX
	A-2a 14314QAB0	www.dealroadshow.com	CARMX20212
A-2b 14314QAH7
A-3 14314QAC8
A-4 14314QAD6
B 14314QAE4
C 14314QAF1
D 14314QAG9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.